Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated September 10, 2024, with respect to the financial statements of Applied Avionics, Inc., as of and for the year ended December 27, 2023, included in this Current Report of Loar Holdings Inc. on Form 8-K/A. We consent to the incorporation by reference in the Registration Statement No. 333-278924 on Form S-8 of Loar Holdings Inc. of such report.

/s/ Whitley Penn LLP

Fort Worth, Texas

October 10, 2024